Ford Strengthens Position As America's No. 2 EV Brand; All-New Super Duty Off to Hot Start – Orders Exceed 50,000 in Five Days; '23MY Retail Orders up 134%; F-Series Expands Lead As No. 1 Truck; Bronco Sales Climb 48%

www.facebook.com/ford

www.twitter.com/Ford

OCTOBER 2022 SALES

	Total Vehicle	Truck	SUV	EVs
Total U.S. Sales	**158,327**	**87,205**	**67,266**	**6,261**
Total Sales vs. Oct 2021	-10.0%	-7.7%	-14.1%	119.8%
Retail Sales vs. Oct 2021	-18.6%	-21.0%	-18.2%	79.1%

HIGHLIGHTS

- **Ford's electric vehicle momentum continued in October** with sales of its EV lineup up 120 percent over last year, about **two times the rate of growth of the overall EV segment.**
  - **F-150 Lightning** continues as America's best-selling electric truck with sales of 2,436 – **its best monthly sales performance since its introduction this year.**
  - America's best-selling electric van, **E-Transit,** climbed 71.5 percent compared to September on sales of 770 vans.
  - **Mustang Mach-E** sales grew 7.3 percent over last year on sales of 3,055
- **Record demand for '23MY vehicles continues with retail orders up 134 percent over '22MY vehicles at this time last year.** Orders for '23MY vehicles totaled 255,000. **For the seventh straight month, about 50 percent of retail sales came from previously placed orders. Year to date, retail share is up 1.2 percentage points.**
- **Order banks opened for the '23MY Super Duty on Oct. 27th with over 52,000 total new orders placed in five days – averaging more than 10,000 orders per day.**
- **Bronco SUV sales continue to expand – up 48.4 percent in October on sales of 10,928 vehicles. Ninety-one** percent of Bronco's retail sales are coming from previously placed orders.
- **F-Series expands its lead through October as America's best-selling truck on total sales of 523,712 vehicles.** This extends F-Series' lead over its second-place competitor to 105,427 trucks this year.
- **Ford's hot-selling Maverick truck turned on dealer lots in just 6 days last month with sales up 123 percent.** Maverick's conquest rate is over 60 percent, with its top competitive conquests outside of pickups coming from Civic, Honda CR-V and Toyota's RAV4.
- **Ford's BlueCruise and Lincoln ActiveGlide technology now has more than 97,000 customers enrolled.** It has accumulated more than 28 million hands-free miles with a network of over 130,000 Blue Zone miles across North America.

About Ford Motor Company

Ford Motor Company (NYSE: F) is a global company based in Dearborn, Michigan, that is committed to helping build a better world, where every person is free to move and pursue their dreams. The company's Ford+ plan for growth and value creation combines existing strengths, new capabilities and always-on relationships with customers to enrich experiences for and deepen the loyalty of those customers. Ford develops and delivers innovative, must-have Ford trucks, sport utility vehicles, commercial vans and cars and Lincoln luxury vehicles, as well as connected services. Additionally, Ford is establishing leadership positions in mobility solutions, including self-driving technology, and provides financial services through Ford Motor Credit Company. Ford employs about 176,000 people worldwide. More information about the company, its products and Ford Credit is available at corporate.ford.com.

*U.S. sales volume reflects transactions with (i) retail and fleet customers (as reported by dealers), (ii) government and (iii) Ford management. Average transaction pricing based on J.D. Power and Associates PIN data.

"Ford continues to see strong demand for its vehicles, with orders for '23MY vehicles up 134 percent over this time last year. The all-new Super Duty saw a record 52,000 orders in just five days. The F-Series continued as America's No. 1 truck, expanding its lead over our second-place competitor to more than 100,000 trucks this year. We doubled our electric vehicle sales. F-150 Lightning had its best monthly sales performance since launch."

– Andrew Frick, vice president, Sales, Distribution & Trucks, Ford Blue

MUST-HAVE PRODUCTS



Ford Pro

Ford Pro's suite of software, charging, services and financing are being used by businesses large and small to lower costs and accelerate productivity. Sales of America's top-selling electric commercial van, the E-Transit were up 71.5 percent compared to September. Through October this year, E-Transit sales totaled 5,157 electric vans. This is 11 times more than Rivian's EDV700 van. Sales of the Transit, America's best-selling gas van, were up 35.6 percent over last year on sales of 10,663 vans.



Ford Electric

Despite tight inventories, due to limited production, Ford's October share of the electric vehicle segment was up 2.2 percentage points over last year with 8.9 percent share. Ford ranks No. 2 in EV sales behind only Tesla. Ford sales of electric trucks, including Lightning and E-Transit, totaled 3,206 – up 35.4 percent over September and our best electric truck performance since launch. Ford's electric vehicle portfolio has been conquesting at over 60 percent this year.



Ford Trucks

Maverick sales were up 123 percent over year ago on sales of 9,233 trucks and turning on dealer lots in just 6 days. The Maverick Hybrid accounted for about 47 percent of those sales. Over 67 percent of retail sales of the new Super Duty last month came from previously placed orders.



Ford SUV

Bronco sales totaled 10,928 and were up 48.4 percent. Bronco is turning on dealer lots in just 9 days, with 91 percent of Bronco's retail sales coming from previously placed orders. Combined, Bronco and Bronco Sport sales totaled 18,300 for the month – up 10.5 percent over last year.



Lincoln SUVs

On improved inventory flow, Lincoln Navigator sales increased 8.5 percent. In October, 91.5 percent of Navigator's retail sales came from previously placed orders. Sales of Lincoln's Corsair totaled 2,590, representing a 2.2 percent gain over last year.